Exhibit 99.1

Cimarex announces closing of the acquisition of Resolute Energy

DENVER, March 1, 2019 /PRNewswire/ — Cimarex Energy Co. (NYSE: XEC) announced that it completed its acquisition of Resolute Energy Corporation (NYSE: REN) (“Resolute”) on March 1, 2019.

Resolute stockholders were able to elect to receive all cash, all stock or a combination of the two, subject to proration, so that the aggregate merger consideration consisted of no more than 60 percent shares of Cimarex Common Stock and 40 percent cash, based on the closing sale price for shares of Cimarex Common Stock on November 16, 2018.  Following proration, Cimarex issued approximately 5.7 million shares of Cimarex Common Stock and paid $325.6 million in cash to former holders of Resolute Common Stock and Resolute Equity Awards. At closing the total amount of funds necessary to pay the cash portion of the merger consideration, pay transaction fees and expenses and repay in full the amount outstanding under Resolute’s revolving credit facility was approximately $615 million, which Cimarex funded with cash on hand.  In connection with the merger and concurrently with the closing, Cimarex also deposited funds sufficient to redeem any $600 million 8.50% Senior Notes of Resolute outstanding on April 1, 2019, using cash on hand and borrowings under Cimarex’s revolving credit facility, satisfying and discharging the indenture governing the 8.50% Senior Notes.  As of March 1, 2019, we had $525 million in borrowings outstanding under our revolving credit facility, leaving an unused borrowing availability of $722.5 million.

Tom Jorden, Chairman and CEO of Cimarex stated, “We are ready to get to work on the high-quality assets we acquired from Resolute and are commencing completion operations on wells on the acquired acreage in the next few days.”  He went on to say, “Cimarex is committed to cash flow neutrality in 2019, including payment of our common stock dividend.  We can achieve this at a $52.50 NYMEX oil price and grow oil production.”

In our recently provided 2019 production guidance, Cimarex assumed a contribution from the Resolute assets for the month of March of 28,000 barrels of oil equivalent per day (including 12,000 barrels of oil per day).  This estimate takes into account volumes that are expected to be shut in to accommodate nearby completion operations.  Cimarex estimates combined year over year production growth of 18 percent at the midpoint of guidance, with oil expected to grow 23 percent at the midpoint.

About Cimarex

Denver-based Cimarex is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S. For more information, visit https://www.cimarex.com. The company’s common stock is traded on the NYSE under the ticker symbol “XEC.”

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. These forward-looking statements are based on management’s judgment as of the date of this press release and include certain risks and uncertainties. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a description of certain risk factors that may affect these forward-looking statements.

Actual results may differ materially from company projections and other forward-looking statements and can be affected by a variety of factors outside the control of the company including among other things: oil, NGL and natural gas price levels and volatility; higher than expected costs and expenses, including the availability and cost of services and materials; to successfully integrate the business of Resolute; compliance with environmental and other regulations; costs and availability of third party facilities for gathering, processing, refining and transportation; risks associated with operating in one major geographic area; environmental liabilities; the ability to receive drilling and other permits and rights-of-way in a timely manner; development drilling and testing results; declines in the values of our oil and gas properties resulting in impairments; the potential for production decline rates to be greater than expected; performance of acquired properties and newly drilled wells; regulatory approvals, including regulatory restrictions on federal lands; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions and disposal of produced water; unexpected future capital expenditures; economic and competitive conditions; the availability and cost of capital; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; changes in estimates of proved reserves; derivative and hedging activities; the success of the company’s risk management activities; title to properties; litigation; the ability to complete property sales or other transactions; the effectiveness of controls over financial reporting; and other factors discussed in the company’s reports filed with the SEC. Cimarex Energy Co. encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

CONTACT: Cimarex Energy Co., Karen Acierno, Director — Investor Relations, kacierno@cimarex.com, 303-285-4957, www.cimarex.com